Exhibit 10.17

MAIR Holdings, Inc.
Executive Retention Bonus Agreement

This Agreement is entered into this 11th day of July, 2007, by and between MAIR Holdings, Inc. (the “Company”) and Ruth M. Timm (the “Executive”) for the purpose of providing an incentive to Executive to continue her employment and her valued services to the Company.

WHEREAS, the Company’s former subsidiary, Mesaba Aviation, Inc., dba Mesaba Airlines, recently received confirmation of a Chapter 11 plan for reorganization which established a liquidating trust for purposes of distributions thereunder, and

WHEREAS, the Company anticipates that it will receive on a periodic basis disbursements from this Mesaba liquidating trust based on its equity interest in Mesaba after the payment of all Mesaba creditor claims (the “ Equity Disbursement” or “Equity Disbursements”), and

WHEREAS, the Company wants to encourage Executive to continue in employment until all of the Equity Disbursements are received, and to take all actions possible to facilitate and to maximize the Equity Disbursements, and

NOW, THEREFORE, the Company and Executive make the following agreement:

1.                                       The Company shall pay a bonus (the “Retention Bonus”) to Executive if Executive remains in active employment with the Company through the date the Company receives Equity Disbursements from the Mesaba liquidating trust which exceed the threshold amount described below, qualifying her for a payment.

2.                                       Alternatively, Executive shall qualify for a Retention Bonus even if no longer employed by the Company in the event that Executive’s employment is involuntarily terminated without Cause after the Company experiences a “Change-in-Control” as defined in the Company’s Severance Compensation Plan.

3.                                       Executive’s Retention Bonus shall be paid in cash in one or more payments within forty-five days of any Equity Disbursement to the Company from the Mesaba liquidating trust which exceeds the threshold payment amount as determined by the Compensation Committee and triggers a Retention Bonus as provided in Section 5.

4.                                       The Company shall withhold federal and state income, FICA and Medicare taxes from each Retention Bonus payment as required by law.

5.                                       The amount allocated Executive shall be determined by applying certain percentages to the aggregate amount of the Equity Disbursements, under the following formula:

a.                                       No Retention Bonus will be paid until the aggregate Equity Disbursements by the Mesaba liquidating trust reach the threshold amount of $10,000,000.

b.                                      Once that threshold is achieved, the Company will pay Executive five-sixth of a percent of the first $10,000,000 of the Equity Disbursement, or $83,333.

c.                                       The Company will pay Executive two-third of a percent of any Equity Disbursement which, when aggregated with previous Equity Disbursements, totals from $10,000,001 up to $15,000,000.

d.                                      The Company will pay Executive one-half of a percent of any Equity Disbursement which, when aggregated with previous Equity Disbursements, totals from $15,000,001 up to $20,000,000.

e.                                       The Company will pay Executive one-third of a percent of any Equity Disbursement which, when aggregated with previous Equity Disbursements, totals from $20,000,001 up to $25,000,000.

f.                                         The Company will pay Executive one-sixth of a percent of any Equity Disbursement which, when aggregated with previous Equity Disbursements, totals $25,000,001 or more.

6.                                       The Retention Bonus shall be calculated by applying the formula set forth in paragraph 5 to the Equity Disbursements.  For clarification, the Equity Disbursements exclude payments for (a) MAIR’s unsecured claim of approximately $6.2 million to resolve (i) unpaid fees under the management services agreement and tax allocation agreement between MAIR and Mesaba and (ii) the Cincinnati hangar arrangement, and (b) the unsecured claim of Northwest which was assigned to MAIR of $7.3 million for pre-petition amounts that Mesaba owed Northwest at the time of Mesaba’s bankruptcy.

7.                                       Executive’s payment of any portion of this Retention Bonus is conditional upon her meeting all of the requirements or conditions set forth above.

8.                                       For purposes of this Agreement, Cause shall be defined as any of the following events:

a.                                       Executive embezzles funds or otherwise misappropriates the assets of the Company, is convicted in a court of law of or pleads guilty or no contest to a felony or any criminal activity involving dishonesty, fraud, breach of trust or involving money or property of the Company, or engages in any public conduct that has a material detrimental effect on the Company; or

b.                                      Executive materially breaches any of the provisions of any employment agreement between Executive and the Company, engages in willful misconduct or fails to perform or performs with gross negligence her duties and responsibilities consistent with the lawful directions of the Board and the Chief Executive Office; provided, however, that the Company shall first have given Executive written notice of her breach of the terms of such agreement, of her misconduct or failure to perform and Executive shall have failed to remedy such violation within 30 calendar days of the receipt of such notice.

9.                                       The Compensation Committee of the Company’s Board of Directors shall administer this Agreement and has full and sole authority and discretion to interpret it.  The Compensation Committee shall determine whether a Change-in-Control has occurred, and also shall interpret and apply the definition of Cause in determining whether an employment termination is for Cause.

This Agreement shall be effective as of July 11, 2007.

MAIR Holdings, Inc.

/s/ Raymond W. Zehr, Jr.
By Chair, Compensation Committee

/s/ Ruth M. Timm
Ruth M. Timm, Executive